Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

July 14, 2005

                 SHENZHEN E'JENIE SIGNS CONTRACT WORTH $667,053

LOS ANGELES, CA and SHENZHEN, CHINA - July 14, 2005 - Yi Bo Sun, Chairman and CEO of China Digital Communications Group (OTC BB: CHID.OB), announced today that Shenzhen E'Jenie Science & Technology Co., Ltd., a subsidiary of China Digital Communications Group, has signed a contract with Wuhan Jie Xin Communication Development Co., Ltd, one of the largest lithium ion battery manufacturers in China.

Shenzhen E'Jenie will produce 9.4 million steel and aluminum battery shells and sell them to Wuhan Jie Xin from September of 2005 to September of 2006 for a purchase price of $667,053. As a result of entering into this contract, E'Jenie has met its goal of obtaining at least 25% of Wuhan Jie Xin's annual ordering capacity for steel and aluminum battery shell products for lithium ion batteries.

After successfully completing a test order for Wuhan Jie Xin, , Shenzhen E'Jenie is now considered a qualified source of battery shell products by Wuhan Jie Xin.

"This is a significant accomplishment for Shenzhen E'Jenie, earning it a larger portion of the electronic power supply market in China" said Yi Bo Sun.

About China Digital Communication Group

China Digital Communication Group (OTC BB: CHID.OB - News), through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery component products and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs, and laptop computers in East Asia. China Digital is continuing its expansion across China while also seeking distribution partners in the United States.

For more information on China Digital, go to its website at www.chinadigitalgroup.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

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Contact:

     Contact:
     China Digital Communications Group
     Contact: Roy Teng
     Vice President
     Tel: 310 461 1322
     Fax: 310 461 1323
     Email: Email Contact
     Website: http://www.chinadigitalgroup.com/


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